Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ACQUIRES ENVIRONMENTALLY FRIENDLY UK COMPANIES

ATLANTA, June 8, 2020 - Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial service company, announced today that its subsidiary, Rollins UK Holdings Ltd. (“Rollins UK”), acquired two environmentally friendly companies in the first quarter of 2020. Rollins UK expanded their holdings with Albany Environmental Services Ltd., based in central London and Van Vynck Environmental Services based in Essex. These companies mark the 6th and 7th acquisitions for Rollins in the UK.

Albany Environmental utilizes footmen primarily for walking routes within London, yielding a minimal carbon footprint. As stated by Robin Paradise, principal of Albany Environmental “we are all looking forward to bringing our dynamic and innovative approach to the forefront of Rollins’s growth throughout the UK. This is a fantastic opportunity for all of our staff to develop and grow within an organization that appreciates, invests and rewards its people all around the World.”

Van Vynck Environmental is widely known for their bird management program utilizing falconry and has been servicing London and Essex for over 25 years. As stated by David Van Vynck, “We are now looking forward to blending our own unique set of skills and experience within the group to realize the aim of creating an organization which will rival anything the UK and Ireland has to offer. We feel that the decision was not only great for the company, but also for the staff that helped to get us here, and we are all now looking forward to a bright future together.”

Steve Leavitt, President of Rollins Emerging Opportunities Group states, “We are truly excited about these partnerships in the London market. Both Albany and Van Vynck have a strong reputation in the industry as quality service providers. The culture at these companies is a perfect fit for us and we are impressed with the leadership at both teams. We look forward to continuing our journey with these two new additions to the team and are looking forward to what we can teach and learn from each other.”

Tim Sheehan, director of operations for Rollins UK, stated: “With these latest acquisitions, we now cover all of southern and central England including central London and from Cornwall to Essex, right up to Milton Keynes.”

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Mexico, Central and South America, the Caribbean, the Middle East, Asia, Europe, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about Albany Environmental looking forward to bringing its dynamic and innovative approach to the forefront of the Company’s growth throughout the UK; Van Vynck Environmental looking forward to blending its own unique set of skills and experience within Rollins UK to realize the aim of creating an organization which will rival anything the UK and Ireland has to offer and to a bright future with Rollins UK; and the Company looking forward to continuing its journey with Albany Environmental and Van Vynck Environmental and to what the companies can teach and learn from each other. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, the extent and duration of the coronavirus (COVID-19) pandemic and its potential impact on the financial health of the Company’s business partners, customers, supply chains and suppliers, global economic conditions and capital and financial markets; economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; changes in various government laws and regulations, including environmental regulations; and the impact of the U. S. Government shutdown. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019.